Amendments to Putnam Investments Code of Ethics dated December, 2005

Effective June 16, 2006 the following amendment was made to the Putnam Investments Code of Ethics:

Section III - Rule 5: Political Activities, Contributions, Solicitations, and Lobbying Policy

Under Employee Contributions (item #1): The office of the State Treasurer of Connecticut, Vermont, or West Virginia (Note: The State of West Virginia was added to this policy).

Effective July 17, 2006 the following amendment was made to the Putnam Investments Code of Ethics:

Section III - Rule 3: Gifts and Entertainment Policy

3. Any employee attending any entertainment event under the provision in sections (B)(1) or (B)(2) above must file a Report of Entertainment Form (attached as Appendix E) with the Code of Ethics Officer within 20 business days following the date of the entertainment event. Failure to file the notice is a violation of the Code of Ethics.

Appendix E

PUTNAM INVESTMENTS CODE OF ETHICS REPORT OF ENTERTAINMENT

This form must be filed with the Putnam Legal and Compliance Department within 20 business days of date of entertainment.

Please e-mail to Putnam_Code_of_Ethics@putnam.com Or return to Legal and Compliance Department, Mailstop A-16

Name of Employee:

Name of Party Providing Entertainment – firm and person:

Date of Entertainment:

Describe entertainment provided: (e.g., name & location of
restaurant, sporting or cultural event)

Value of entertainment (excluding meals):

Signature:
Date: